UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2022

DOCGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39618	85-2515483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 West 35th Street, Floor 5, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

(844) 443-6246

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	DCGO	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	DCGOW	The Nasdaq Stock Market LLC

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

The Registrant is filing this Amendment No. 1 on Form 8-K/A to amend the Registrant’s Form 8-K originally filed with the Securities and Exchange Commission on March 14, 2022 (the “Original Report”). This Amendment is being filed to correct disclosure regarding Mr. Bienstock’s first Annual Equity Award (as defined below). Specifically, he is entitled to receive his first Annual Equity Award on his actual Start Date (as defined below), rather than the one-year anniversary of such date as stated in the Original Report. The “Start Date” is March 28, rather than March 31 as stated in the Original Report. In addition, the Original Report was updated to include his date of appointment and the end date of his service at Google. This Amendment No. 1 on Form 8-K/A amends and restates the Original Report in its entirety, as reproduced below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2022, DocGo Inc. (the “Company”) issued a press release announcing that the Board of Directors (the “Board”) of the Company approved the appointment of Lee Bienstock as the Company’s Chief Operating Officer, effective March 28, 2022. The Board approved Mr. Bienstock’s appointment on March 11, 2022.

Mr. Bienstock, age 38, has served at Alphabet Inc., a multinational technology and internet services company, in a variety of roles since 2011, including most recently as the Global Head of Business Development at Google Devices and Services between June 2019 and March 2022 and as the Head of Partnerships at Google Fiber from 2014 to 2019. Mr Bienstock received his MBA from the Wharton School of Business at the University of Pennsylvania and his BS in Policy Analysis & Management with distinction from Cornell University.

In connection with his appointment as Chief Operating Officer, the Company entered into an offer letter with Mr. Bienstock (the “Offer Letter”) setting forth the terms of his employment and compensation. Pursuant to the terms of the Offer Letter, Mr. Bienstock is entitled to a base salary of $415,000 and an annual target bonus of 50% of his base salary. In addition, Mr. Bienstock was granted an option to purchase 100,000 shares of the Company’s common stock (the “Common Stock”) under the Company’s 2021 Stock Incentive Plan (the “Equity Plan”) at an exercise price equal to the closing market price of the Common Stock on the date of grant, which options vest and becomes exercisable on the one year anniversary of the Start Date. Mr. Bienstock will also be awarded an annual equity grant under the Equity Plan with an aggregate equity value of $2.1 million (the “Annual Equity Award”) on the Start Date. Subject to approval by the compensation committee of the Board (the “Compensation Committee”), Mr. Bienstock will also be eligible to receive an Annual Equity Award on each anniversary of his start date. All Annual Equity Awards shall vest and become exercisable over a four-year period from their respective grant dates. Mr. Bienstock may elect to receive up to 50% of each Annual Equity Award in restricted stock units (“RSU”), with the balance of each grant consisting of options to purchase Common Stock. In all cases, option exercise prices and RSU terms will be determined by the Compensation Committee at the time of grant, which will be based on the closing market price of the Common Stock on the date of grant.

In connection with Mr. Bienstock’s appointment as Chief Operating Officer, Mr. Bienstock is expected to enter into the Company’s standard form of indemnification agreement. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. Bienstock for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as an officer of the Company.

Mr. Bienstock has no family relationship with any of the executive officers or directors of the Company or any transactions or relationships involving the Company that may require disclosure under Item 404 of Regulation S-K. There are no arrangements or understandings between Mr. Bienstock and any other person pursuant to which he was appointed as an officer and/or director of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of DocGo Inc. dated March 14, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCGO INC.

By:	/s/ Andre Oberholzer
	Name:	Andre Oberholzer
	Title:	Chief Financial Officer

Date: March 16, 2022

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